128 Sidney Street, Cambridge, MA 02139-4239TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2006 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, November 3, 2005 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, today announced financial results for the three-month period ended September 30, 2005 - the first quarter of the Company’s 2006 fiscal year.

For the three-month period ended September 30, 2005, the Company reported a net loss of $4.7 million, or $0.11 per basic and diluted share, compared to a net loss of $2.5 million, or $0.06 per basic and diluted share, in the same three-month period last year. The first quarter 2006 financial results include $0.6 million of stock compensation expense - equal to approximately $0.01 per share - reflecting the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005. SFAS 123(R) requires the Company to record stock compensation expense based on the fair value of options granted to employees.

Revenues for the three-month period ended September 30, 2005 were $7.8 million, compared to $9.0 million for the same period last year. The first quarter 2006 revenues include $5.6 million of research and development support fees as compared to $4.1 million for the same period last year. For the first quarter 2006, these support fees primarily represent funding earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group as well as funding earned under the Company’s development and license agreements with Biogen Idec and Centocor. Of the $5.6 million, $1.1 million represents funding related to research and development efforts performed during the Company’s 2005 fiscal year under the sanofi-aventis Group collaboration but billed in fiscal 2006. The first quarter 2006 revenues also include $0.8 million of clinical material reimbursement compared to $2.9 million for the same period last year - revenue related to the production and supply of clinical materials to the Company’s collaborators. In both periods, the reimbursement revenue was derived from multiple TAP compounds; however, the first quarter 2005 revenue included substantial quantities of bivatuzumab mertansine not repeated in the first quarter 2006. The first quarter 2006 revenues include $1.3 million of license and milestone fees as compared to

ImmunoGen, Inc. First Quarter Fiscal Year 2006 Financial Results

$1.5 million for the same period last year.

Operating expenses for the three-month period ended September 30, 2005 were $13.2 million, compared to $11.8 million for the same period last year. The first quarter 2006 operating expenses include research and development expenses of $9.5 million, compared to $7.6 million for the same period last year. The increase in research and development expenses is primarily the result of less manufacturing overhead being charged to collaborators due to reduced clinical material being produced for our collaborators, and to higher compensation costs due to an increase in personnel supporting the advancement of ImmunoGen’s and collaborators’ product candidates and to the effects of the adoption of SFAS 123(R). The cost of clinical material reimbursed was $0.9 million in the first quarter 2006 as compared with $2.5 million for the same period last year. The first quarter 2006 operating expenses also include general and administrative expenses of $2.8 million as compared to $1.7 million for the same period last year. The increase in general and administrative expenses is primarily the result of higher compensation costs due to the adoption of SFAS 123 (R) and more personnel and to increased patent expenses.

Other income, substantially comprised of interest income, was $0.7 million in the three-month period ended September 30, 2005, compared to $0.4 million for the same period last year. The increased interest income in the first quarter 2006 was attributable to higher rates of return on investments compared with the same period last year.

ImmunoGen had approximately $86.8 million in cash and marketable securities on September 30, 2005, compared with $90.6 million as of June 30, 2005. During the first quarter 2006, cash used in operations was $3.5 million, compared to $0.9 million provided by operations during the same period last year. Cash used in operations is primarily to fund the net loss and the greater use of funds in the first quarter 2006 was principally due to the increased net loss compared to the same period last year without benefit of the reduction in working capital that occurred during the same period last year.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “This summer we doubled, from two to four, the number of clinical trials underway with our own compounds as we advanced our huC242-DM4 into clinical testing and initiated a third study with our huN901-DM1 - a study to assess the compound for use in the treatment of multiple myeloma. Solid progress also is being made in the two clinical trials underway to evaluate huN901-DM1 for the treatment of small-cell lung cancer, and we’ll report the first data from the Phase I study in which the compound is dosed daily for three days every three weeks at the AACR-NCI-EORTC conference later this month. Additionally, three of our partners will present data on TAP compounds at this conference. Other key achievements over the past three months include the agreement reached with the sanofi-aventis Group to extend the duration of our research collaboration for another year, which will provide ImmunoGen with an additional $18.2 million in research support funding.”

ImmunoGen’s Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company develops its own products using its TAP technology and selectively outlicenses its technology to other companies for use with their proprietary antibodies.

ImmunoGen, Inc. First Quarter Fiscal Year 2006 Financial Results

Update on ImmunoGen Product Candidates in Clinical Testing

HuN901-DM1
This TAP compound targets the CD56 antigen found on small-cell lung cancers (SCLC), other cancers of neuroendocrine origin, and certain hematological malignancies including many cases of multiple myeloma. Three clinical trials are underway with huN901-DM1.

•
Multiple myeloma Phase I trial - In September 2005, the Company announced the initiation of patient dosing in a Phase I study evaluating huN901-DM1 in the treatment of multiple myeloma. The primary objective of this dose-escalation study is to evaluate the safety of huN901-DM1 in patients with relapsed or refractory multiple myeloma, and to identify the maximum tolerated dose of the compound in this patient population. The study also will evaluate the anticancer activity of huN901-DM1 in multiple myeloma.

•
SCLC Phase I trial - Interim clinical data from this Phase I trial will be presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics being held November 14 through 18, 2005 in Philadelphia, PA. The poster presentation will be on Wednesday, November 16; meeting abstracts are expected to be available on the Conference website (www.aacr.org) on November 14.

The primary objective of this dose-escalation study is to evaluate the safety of huN901-DM1 when administered daily for three consecutive days in a 21-day cycle to patients with SCLC or other CD56-expressing solid tumors, and to establish its maximum tolerated dose. Information on the clinical activity of the compound also is collected and will be reported.

•
SCLC Phase I/II trial - Substantially more clinical centers have been added to this study over the past few months. The enrollment target for the Phase II portion of this trial was expanded earlier this year - from fourteen patients to thirty-five patients - because objective evidence of anticancer activity was reported among the initial patients treated. In this study, patients with relapsed SCLC receive huN901-DM1 weekly for four weeks in a 6-week cycle.

Each of the studies underway with huN901-DM1 evaluates the compound as monotherapy. SCLC is typically treated with a combination of anticancer agents. Preclinical data on the effect of combining huN901-DM1 with other agents commonly used to treat SCLC will be presented in a poster at the AACR-NCI-EORTC conference in November.

HuC242-DM4

This TAP compound targets the CanAg antigen found on colorectal, pancreatic, and other gastrointestinal cancers as well as on many non-small-cell lung cancers. HuC242-DM4 is currently being evaluated in patients with refractory, CanAg-expressing cancers in a dose-escalation Phase I study. Preclinical pharmacokinetic data will be reported on huC242-DM4 at the upcoming AACR-NCI-EORTC conference.

ImmunoGen, Inc. First Quarter Fiscal Year 2006 Financial Results

Update on ImmunoGen Collaborations

ImmunoGen expects three of its collaborative partners to have poster presentations on TAP compounds at the upcoming AACR-NCI-EORTC conference. The presentations will include clinical data on bivatuzumab mertansine and preclinical findings with other TAP compounds.

In August 2005, the sanofi-aventis Group exercised its right to extend the term of its research collaboration and committed to fund ImmunoGen $18.2 million in research support over the twelve months beginning September 1, 2006. This funding is in addition to the research support already committed to ImmunoGen for the three years ending August 31, 2006. The sanofi-aventis Group can extend the research collaboration for one additional year - the year beginning September 1, 2007.

Webcast Information

A live conference call and webcast are scheduled for today, November 3, 2005 at 4:30 p.m. ET. This call will include management discussion of financial results and provide an update on ImmunoGen.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on November 3, 2005 through 11:59 p.m. on November 9, 2005. To listen to the playback, call 719-457-0820 and provide passcode 1142879. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 9, 2005.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and AVE9633, which are in development by Millennium Pharmaceuticals, Inc. and the sanofi-aventis Group, respectively. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and

ImmunoGen, Inc. First Quarter Fiscal Year 2006 Financial Results

clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

-financials follow-

ImmunoGen, Inc. First Quarter Fiscal Year 2006 Financial Results

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2005 and June 30, 2005
(Unaudited)

	September 30,	June 30,
	2005	2005
ASSETS

Cash and marketable securities	$86,824	$90,565
Other assets	19,432	19,567

Total assets	$106,256	$110,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,436	$9,226
Long term portion of deferred revenue and other long term liabilities	13,849	14,064
Stockholders’ equity	82,971	86,842

Total liabilities and stockholders’ equity	$106,256	$110,132

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended September 30, 2005 and 2004

	Three Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Research and development support	$5,645	$4,089
License and milestone fees	1,261	1,542
Clinical materials reimbursement	831	2,866
Development fees	41	510

Total revenues	7,778	9,007

Expenses:
Cost of clinical materials reimbursed	904	2,494
Research and development (1)	9,492	7,631
General and administrative (1)	2,794	1,717

Total operating expenses	13,190	11,842

Loss from operations	(5,412)	(2,835)

Other income, net	716	368

Income (loss) before taxes	(4,696)	(2,467)

Income tax expense	10	3

Net income (loss)	$(4,706)	$(2,470)

Net income (loss) per common share, basic and diluted	$(0.11)	$(0.06)

Average common shares outstanding, basic and diluted	41,065	40,789

(1) Stock compensation is included in the following categories during the three months ended September 30, 2005 and 2004:

	2005	2004
Research and development	$352	$-
General and administrative	354	3
	$706	3